Exhibit 10.4
AMENDMENT TO CORE DISTRIBUTION AGREEMENT
THIS AMENDMENT TO CORE DISTRIBUTION AGREEMENT (“Amendment”) is entered into as of December 22, 2005 (the “Effective Date”), by and between Connetics Corporation (“Connetics”) and McKesson Corporation (“McKesson”). Connetics and McKesson entered into a Core Distribution Agreement dated December 23, 2004 (“Agreement”). Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Agreement. The Parties desire to amend the Agreement in the manner set forth in this Amendment.
AGREEMENT
1.	(a) The following definition in Article 1 of the Agreement is hereby deleted and replaced in its entirety as follows:
Commitment Period.     “Commitment Period” means January 1, 2006 through and including December 31, 2006, unless this Agreement is terminated earlier under the provisions of Article 4.
(b)     The following definition is hereby added to Article 1 of the Agreement:
SRC Program.     “SRC Program” means McKesson’s Strategic Redistribution Center, combining a centralized, single-shipping point for all Products and improved inventory management and shipping services.
2.	The following bullet-point is hereby added to Section 2.1 of the Agreement:
• All other SRC Program administrative services.
3.	Subsection (c) is hereby added to Section 2.2 of the Agreement as follows:
(c) All other SRC Program distribution services.
4.	The first sentence of Section 2.3.1 of the Agreement is hereby deleted and replaced in its entirety with the following:
2.3.1 Inventory Levels. During the term of this Agreement, McKesson will use its best efforts to maintain an inventory level of [**] for each SKU of each Product.
5.	Section 2.3.3 of the Agreement is hereby deleted and replaced in its entirety with the following:
2.3.3 Monthly Purchase. McKesson and Connetics will jointly use best efforts to adjust inventory levels maintained by McKesson to accurately reflect market conditions. McKesson shall purchase Product from Connetics monthly and each purchase shall be based upon the inventory
** Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

level set forth in Section 2.3.1 and shall be consistent with market conditions. [**]
6.	The bullet-points in Section 2.5.1 are hereby deleted in their entirety, and a new sentence is hereby added following the bullet-points, as follows:
•	On hand inventory level by distribution center and any other location and/or facility where Products are stored and/or warehoused through the SRC Program (including the facility in Aurora, Colorado and brokerage locations); and

•	On order inventory level by distribution center and any other location and/or facility where Products are stored and/or warehoused through the SRC Program (including the facility in Aurora, Colorado and brokerage locations); and

•	Sales out by distribution center and any other location and/or facility where Products are stored and/or warehoused through the SRC Program (including the facility in Aurora, Colorado and brokerage locations).
7.	Article 3 of the Agreement is hereby deleted and replaced in its entirety with the following:
3.1     Service Fee.
     (a)     In recognition of McKesson’s performance of the Services, Connetics will provide McKesson with a fee equal to [**] of McKesson’s gross purchases of Connetics Products during each calendar quarter of the Commitment Period (the “Service Fee”). In addition to the Service Fee, subject to the provisions of this Section, McKesson shall be entitled to retain the full benefit of any other programs or price concessions that Connetics offers, including but not limited to price increases, non-launch discounts, and any other deals and/or incentives that Connetics offers on Products.
     (b)     McKesson will invoice Connetics within 25 days after the close of each calendar quarter during the Commitment Period. Connetics shall pay each invoice no later than 30 days after it receives the invoice.
     (c)     It is the intention of the Parties that, over the Commitment Period, McKesson shall receive a benefit from this Agreement equal to [**] of its total gross Product purchases during the Commitment Period, and that that benefit be derived from a
** Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

combination of the Service Fee and the other commercial activities described in subsection 3.1(a), not including Connetics’ standard [**] prompt pay discount. [**]
3.2 SRC Program. McKesson shall provide Connetics with all available SRC Program services and entitlements during the Commitment Period.
8.	The first sentence of Article 4 of the Agreement is hereby deleted and replaced in its entirety with the following:
This Agreement shall remain in full force from the Effective Date through December 31, 2006; provided, however, this Agreement shall automatically renew for additional periods of one (1) year unless either Party provides written notice to the other Party of its intent to terminate the Agreement at least thirty (30) days prior to the termination of the initial term or any one (1) year extension thereof.
9.	Section 5.2.1 of the Agreement is hereby deleted and replaced in its entirety with the following:
5.2.1 Protection of Confidential Information. During the Term of this Agreement, each Party, its respective agents, employees and representatives (collectively, the “receiving party”) may receive or have access to confidential materials and information of the other Party (the “disclosing party”). All such materials and information (including, but not limited to the terms of this Agreement, Product information and demand, the inventory level set forth in Section 2.3.1, the purchase plan set forth in Section 2.3.3, Inventory Reports, Sales Reports, operations, methods, strategies, formulas, price lists, discount programs, incentives, rebates, records of unit movement for Products, shipping and warehousing, and confidential proprietary information from third parties), are collectively referred to as “Confidential Information” and constitute the property of the disclosing party. During the Term of this Agreement and for a period of one (1) year thereafter the receiving party shall not use or disclose to third persons (“Third Persons”) any such Confidential Information without the
** Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

disclosing party’s prior written consent, excepting (a) disclosures made on a confidential basis to and use by the directors, officers, employees, and agents of the receiving party who have a reasonable need to know such information in connection with the receiving party’s performance of this Agreement and who are bound to the receiving party by the same obligations of confidentiality that receiving party is bound under this Agreement; receiving party shall be responsible for compliance by such directors, officers, employees, and agents with the terms of this Agreement, (b) disclosures that are required by law, as reasonably determined by the receiving party or its legal counsel, or are made on a confidential basis to the receiving party’s attorneys, accountants, and other professional advisors in connection with matters relating to this Agreement, and (c) routine disclosures in the normal course of business, including to IMS/DDD or similar organizations. The Parties intend “Third Persons” to be defined and construed in the broadest possible fashion and to specifically include, but not be limited to, all analysts or other persons in the financial community.
10.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced with a revised Exhibit A-1 in the form attached to this Amendment.
11.	The remaining provisions of the Agreement shall continue in full force and effect as though fully set forth in this Amendment. Any conflict between the provisions of this Amendment and the Agreement shall be resolved in favor of this Amendment.
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The Parties have duly executed this Amendment as of the day first written above.

MCKESSON CORPORATION		CONNETICS CORPORATION

By:	/s/ Martha Torres-Morgan	By:	/s/ John L. Higgins

Name:	Martha Torres-Morgan	Name:	John L. Higgins

Title:	Director Brand RX	Title:	Chief Financial Officer

Product Management

Exhibit A-1

Product	NDC	Size

Evoclin Evoclin Luxiq Luxiq Luxiq Olux Olux Soriatane Soriatane	63032-0061-50 63032-0061-00 63032-0021-50 63032-0021-00 63032-0021-01 63032-0031-50 63032-0031-00 63032-0090-25 63032-0091-25	50GM 100GM 50GM 100GM 150GM 50GM 100GM 10MG 25MG